Exhibit 99.1


                                 [LOGO] Quaker

For Release:                        NEWS              Contact:
   Immediate                                             Michael F. Barry
                                                         Vice President and
                                                         Chief Financial Officer
                                                         610/832-8500

--------------------------------------------------------------------------------

     Quaker Chemical Announces Record Quarterly Sales and Increased Earnings

JULY 31, 2003

CONSHOHOCKEN, PA -- Quaker Chemical Corporation (NYSE: KWR) today announced record quarterly sales of $83.5 million and net income growth of 7% for the second quarter ended June 30, 2003 versus the comparable period in 2002.

Second Quarter 2003 Summary
---------------------------

Net income for the second quarter was $3.5 million versus $3.2 million for the second quarter of 2002. The earnings per diluted share of $0.36 were a 3% improvement over the second quarter of 2002 of $0.35 per diluted share.

Net sales for the second quarter were a record $83.5 million, up 20% from $69.5 million for the second quarter 2002. Foreign exchange rate translation and the timing of the Company's 2002 acquisitions favorably impacted net sales by $4.2 million and $2.5 million, respectively. Second quarter sales also include $6.7 million from the Company's recently awarded chemical management services (CMS) contracts, which were effective May 1, 2003.

Gross margin as a percentage of sales declined from 41.7% for the second quarter of 2002 to 34.7% for the second quarter of 2003. As previously disclosed, the Company's new CMS contracts, which were effective May 1, cause a different relationship between margins and revenue than has applied in the past for the Company's traditional product business. At the majority of current CMS sites, the Company effectively acts as an agent and records revenue and costs from these sales on a net sales or "pass-through" basis. The new CMS contracts have a different structure that results in the Company recognizing in reported revenue the gross revenue received from the CMS site customer, and in cost of goods sold the third party product purchases, which substantially offset each other. The negative impact on the gross margin for the second quarter related to the new CMS contracts is approximately 3 percentage points. The remaining decline in gross margin as a percentage of sales was due to increased raw material costs, as well as product and regional sales mix. The Company continues to expect raw material prices to be higher in 2003 primarily due to continued high oil prices.

Selling, general and administrative expenses for the quarter were essentially flat with the second quarter of 2002. Increases due to foreign exchange rates and the timing of the Company's 2002 acquisitions were offset by reduced incentive compensation expense and cost containment efforts of the Company.

In the second quarter, the Company received a $2.4 million priority cash distribution from its real estate joint venture. This favorably impacted other income by $0.3 million.

Ronald J. Naples, Chairman and Chief Executive Officer, stated, "While our second quarter earnings were up consistent with our previous guidance, through the quarter we did see an increasingly difficult demand environment in comparison to the course of the business last year. Our sales to the steel industry were below our expectations in both the U.S. and Europe due to lower steel production. In addition, we saw higher raw material costs, which we expect to remain higher than last year -- and higher than we expected -- primarily due to continued strength in crude oil prices."

Mr. Naples continued, "Even as we keep a sharp eye on current performance, we continue our emphasis on building for the long-term with initiatives that expand our market reach and strengthen our competitive positioning. In the second quarter, we won a number of new CMS contracts and began operations at seven new sites in May. Also, we completed two tight-fit acquisitions in May and July, which broaden our product lines for both our steel and metalworking businesses and our geographic market presence. We'll see only minimal profit contribution from these initiatives in 2003, but we expect these to be meaningful long-term contributors."

Year-to-Date Summary
--------------------

Net income for the first half of the year was $6.6 million versus $5.6 million in the first half of 2002. Earnings per diluted share increased 15% to $0.69 versus $0.60 in the first half of 2002.

Net sales for the first half of the year increased to $156.8 million, up 21% from $129.4 million for the first half of 2002. Net sales were favorably impacted by foreign exchange rate translation and the timing of the Company's 2002 acquisitions in the respective amounts of $6.3 million and $8.1 million. As noted above, net sales for the first half of the year also include $6.7 million from the Company's new CMS contracts.

Gross margin as a percentage of sales declined from 41.2% for the first half of 2002 to 36.6% for the first half of 2003. The Company's new CMS contracts negatively impacted gross margin for the first half of 2003 by approximately 2 percentage points with the remaining decline due to increased raw material costs, as well as product and regional sales mix.

Selling, general and administrative expenses for the first half of 2003 increased $2.6 million from the first half of 2002. Increases due to foreign exchange rates and the timing of the Company's 2002 acquisitions were partially offset by reduced incentive compensation expense and cost containment efforts of the Company.

Balance Sheet and Cash Flow Items
---------------------------------

The Company's debt to total capital ratio remains strong at 27% at the end of June, 2003 compared to 25% at the end of 2002 and 34% at the end of June, 2002. In addition, the Company has increased its credit lines from $25 million at the end of March to its current position of $30 million committed and $20 million uncommitted. As of the end of June, the Company had approximately $17 million outstanding on its credit lines.

The Company also received $4.2 million of priority cash distributions from its real estate joint venture in the first half of 2003. In addition, the Company had higher accounts receivable at the end of the second quarter primarily due to the $6.7 million of sales attributable to the start-up of the new CMS contracts as well as increased sales volume quarter-over-quarter.

Outlook
-------

Mr. Naples stated, "As we look ahead, we expect that the demand uncertainties noted in the second quarter will continue, particularly in steel. We've seen weakness as steel producers in some markets lower their production to maintain pricing. We do expect some improvement in raw material costs as compared to the first half, but not to the extent we had expected earlier in the year, and, we expect to get some benefit from a strong euro. The net of all this is to make second half prior-year comparisons tougher against the relatively strong second half of 2002. Nevertheless, as we see the world today, we continue to expect to have 2003 full-year earnings slightly ahead of last year, with the third and fourth quarter earnings level being approximately equal. Whatever the precise course of the second half, though, we're pleased with the long-term building steps we've already taken in 2003."

Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. Such risks and uncertainties include, but are not limited to, further downturns in our customers' businesses, significant increases in raw material costs, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.

As previously announced, Quaker Chemical's investor conference to discuss second quarter results is scheduled for August 1, 2003 at 10:30 a.m. (ET). Access the conference by calling 800-922-0755 or visit Quaker's Web site at www.quakerchem.com for a live webcast.

                            ************************

                           Quaker Chemical Corporation
                           ---------------------------
                   Condensed Consolidated Statement of Income
                   ------------------------------------------
                          For the period ended June 30,
                          -----------------------------

                                               Unaudited
                                               ---------
                              (Dollars in thousands, except per share data)
                              ---------------------------------------------
                              Second Quarter                 Six Months
                         ------------------------      ------------------------
                            2003           2002          2003           2002
                         ---------      ---------      ---------      ---------
Net sales                $  83,453      $  69,457      $ 156,790      $ 129,384

Cost of goods sold          54,506         40,495         99,477         76,065
                         ---------      ---------      ---------      ---------

Gross margin                28,947         28,962         57,313         53,319
    %                         34.7%          41.7%          36.6%          41.2%

Selling, general and
 administrative             23,223         23,279         45,908         43,303
                         ---------      ---------      ---------      ---------

Operating income             5,724          5,683         11,405         10,016
    %                          6.9%           8.2%           7.3%           7.7%

Other income, net              447            (28)           535            252
Interest expense, net         (235)          (112)          (374)          (278)
                         ---------      ---------      ---------      ---------
Income before taxes          5,936          5,543         11,566          9,990

Taxes on income              1,843          1,774          3,701          3,197
                         ---------      ---------      ---------      ---------
                             4,093          3,769          7,865          6,793

Equity in net income of
 associated companies          169            201            255            184
Minority interest in net
 income of subsidiaries       (787)          (734)        (1,538)        (1,383)
                         ---------      ---------      ---------      ---------

Net income               $   3,475      $   3,236      $   6,582      $   5,594
                         =========      =========      =========      =========
    %                          4.2%           4.7%           4.2%           4.3%

Per share data:
---------------
  Net income - basic     $    0.37      $    0.35      $    0.71      $    0.61
  Net income - diluted   $    0.36      $    0.35      $    0.69      $    0.60

Shares Outstanding:
-------------------
  Basic                  9,323,895      9,249,925      9,297,482      9,202,378
  Diluted                9,671,578      9,308,678      9,593,466      9,262,025


                           Quaker Chemical Corporation
                           ---------------------------
                      Condensed Consolidated Balance Sheet
                      ------------------------------------

                                                              Unaudited
                                                              ---------
                                                        (Dollars in thousands)
                                                        ----------------------
                                                       June 30,     December 31,
                                                         2003           2002
                                                      ---------     -----------
ASSETS

Current Assets
  Cash and cash equivalents                           $  15,098     $  13,857
  Accounts receivable, net                               67,964        53,353
  Inventories
    Raw materials and supplies                           13,352        11,342
    Work-in-process and finished goods                   14,739        12,294
  Prepaid expenses and other current assets              12,298        12,827
                                                      ---------     ---------
    Total current assets                                123,451       103,673

Property, plant and equipment, at cost                  123,125       113,207
  Less accumulated depreciation                          70,540        64,695
                                                      ---------     ---------
    Net property, plant and equipment                    52,585        48,512
Goodwill                                                 24,155        21,927
Other intangible assets                                   5,771         5,852
Investments in associated companies                       5,420         9,060
Deferred income taxes                                    10,566        10,609
Other assets                                             15,093        14,225
                                                      ---------     ---------
    Total assets                                      $ 237,041     $ 213,858
                                                      =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Short-term borrowings and current portion
   of long-term debt                                  $  19,987     $  12,205
  Accounts and other payables                            33,828        29,423
  Accrued compensation                                    6,192        10,254
  Other current liabilities                              13,471        14,262
                                                      ---------     ---------
    Total current liabilities                            73,478        66,144
Long-term debt                                           16,620        16,590
Deferred income taxes                                     1,700         1,518
Other noncurrent liabilities                             36,006        33,889
                                                      ---------     ---------
    Total liabilities                                   127,804       118,141
                                                      ---------     ---------

Minority interest in equity of subsidiaries               9,585         7,662
                                                      ---------     ---------

Shareholders' equity
  Common stock $1 par value; authorized
   30,000,000 shares; issued (including
   treasury shares) 9,664,009 shares                      9,664         9,664
  Capital in excess of par value                          1,174           626
  Retained earnings                                     113,083       110,448
  Unearned compensation                                    (931)       (1,245)
  Accumulated other comprehensive (loss)                (20,410)      (27,078)
                                                      ---------     ---------
                                                        102,580        92,415

  Treasury stock, shares held at cost;
   2003 - 213,566, 2002 - 324,109                        (2,928)       (4,360)
                                                      ---------     ---------
    Total shareholders' equity                           99,652        88,055
                                                      ---------     ---------
                                                      $ 237,041     $ 213,858
                                                      =========     =========


                           Quaker Chemical Corporation
                           ---------------------------
                 Condensed Consolidated Statement of Cash Flows
                 ----------------------------------------------
                        For the Six months ended June 30,
                        ---------------------------------

                                                                Unaudited
                                                                ---------
                                                          (Dollars in thousands)
                                                          ----------------------
                                                             2003        2002*
                                                           --------    --------
Cash flows from operating activities
  Net income                                               $  6,582    $  5,594
  Adjustments to reconcile net income to cash
   provided by operating activities:
    Depreciation                                              3,394       2,327
    Amortization                                                438         325
    Equity in net income of associated companies               (255)       (184)
    Minority interest in earnings of
     subsidiaries                                             1,538       1,383
    Deferred compensation and other postretirement
     benefits                                                  (382)       (329)
    Pension and other, net                                    2,798       1,096
  Increase (decrease) in cash from changes in
   current assets and current liabilities:
    Accounts receivable, net                                (11,380)     (4,532)
    Inventories                                              (2,789)       (798)
    Prepaid expenses and other current assets                 1,204      (2,293)
    Accounts payable and accrued liabilities                 (2,467)      2,750
    Change in restructuring liabilities                        (866)     (1,167)
                                                           --------    --------
       Net cash (used in) provided by operating
        activities                                           (2,185)      4,172
                                                           --------    --------

Cash flows from investing activities
  Investments in property, plant and equipment               (4,859)     (5,060)
  Dividends and distributions from associated
   companies                                                  3,890         307
  Payments related to acquisitions                           (1,105)    (21,576)
  Other, net                                                     53          (9)
                                                           --------    --------
    Net cash (used in) investing activities                  (2,021)    (26,338)
                                                           --------    --------

Cash flows from financing activities
  Net increase in short-term borrowings                       7,747      22,009
  Dividends paid                                             (3,924)     (3,802)
  Treasury stock issued                                       1,697       2,404
  Distributions to minority shareholders                       (609)     (1,335)
  Other, net                                                      3          85
                                                           --------    --------
    Net cash provided by financing activities                 4,914      19,361
                                                           --------    --------

Effect of exchange rate changes on cash                         533         572
                                                           --------    --------

  Net increase (decrease) in cash and cash
   equivalents                                                1,241      (2,233)
  Cash and cash equivalents at beginning
   of period                                                 13,857      20,549
                                                           --------    --------
  Cash and cash equivalents at end of period               $ 15,098    $ 18,316
                                                           ========    ========

* Certain reclassification of prior year data have been made to improve comparability.